Exhibit 21.1

List of Subsidiaries of Murano Global Investments Limited

Name of Subsidiary	Jurisdiction of Organization

SERVICIOS CORPORATIVOS BVG, S.A. DE C.V.	Mexico

OPERADORA HOTELERA I421 PREMIUM, S.A. DE C.V.	Mexico

OPERADORA HOTELERA I421, S.A. DE C.V.	Mexico

OPERADORA HOTELERA GRAND ISLAND II, S.A. DE C.V.	Mexico

OPERADORA HOTELERA G I, S.A. DE C.V.	Mexico

MURANO WORLD, S.A. DE C.V.	Mexico

MURANO PV, S.A. DE C.V.	Mexico

MURANO MANAGEMENT, S.A. DE C.V.	Mexico

INMOBILIARIA INSURGENTES 421, S.A. DE C.V.	Mexico

FIDEICOMISO MURANO 4000 CIB/3288 (SIN TIPO DE SOCIEDAD)	Mexico

FIDEICOMISO MURANO 2000 CIB/3001 (SIN TIPO DE SOCIEDAD)	Mexico

FIDEICOMISO MURANO 1000 CIB/3000 (SIN TIPO DE SOCIEDAD)	Mexico

EDIFICACIONES BVG, S.A. DE C.V.	Mexico